As filed with the Securities and Exchange
                        Commission on November 25, 1997

                                                      Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           Packard BioScience Company
             (Exact name of registrant as specified in its charter)

                Delaware                               06-0676652
      (State or other jurisdiction                    (I.R.S. Employer
      of incorporation or organization)            Identification Number)

                              800 Research Parkway
                               Meriden, CT 06450
              (Address of principal executive offices) (Zip code)

                        Management Stock Incentive Plan
                              (Full title of Plan)

                                 Ben D. Kaplan
                            Chief Financial Officer
                           Packard BioScience Company
                              800 Research Parkway
                               Meriden, CT 06450
                    (Name and address of agent for service)
                                  203-238-2351
               (Telephone number, including area code, of agent)

                           Copy to Paul F. McAlenney
                              Day, Berry & Howard
                                  CityPlace I
                        Hartford, Connecticut 06103-3499

                        Calculation of Registration Fee

  Title of       Amount to be    Proposed        Proposed         Amount of
 securities       registered      maximum         maximum       registration
    to be                        offering        aggregate           fee
 registered                      price per       offering
                                   unit          price (1)
Common Stock   1,224,892 shares    (1)           $14,322,053      $4,340.02
par value, $.01 per share

(1) Based on options to purchase an aggregate of 946,840 shares at an exercise price of $11.125 a share and options to purchase an aggregate of 278,052 shares at an exercise price of $13.625 a share.

                                    PART II

                          INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

                        MANAGEMENT STOCK INCENTIVE PLAN

     This Registration Statement relates to shares of common stock, par value $.01 (the "Common Stock"), of Packard BioScience Company (the "Company") to be issued upon exercise of options granted from time to time pursuant to the Management Stock Incentive Plan (the "Plan"), to eligible employees of the Company (each, an "Employee"). An aggregate of up to 1,224,892 shares of Common Stock may be issued upon the exercise of options granted pursuant to the Plan, subject to adjustment in case of stock dividends or changes in the Common Stock.


ITEM 3 INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) The Company's Prospectus, dated June 5, 1997, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (Registration No. 333-24001); and

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4 DESCRIPTION OF SECURITIES

     COMMON STOCK

     The Company is authorized to issue 15,000,000 shares of Common Stock, of which 9,007,264 Shares were issued and outstanding as of September 30, 1997 and 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which no shares are outstanding. Each share of Common Stock has the same relative rights and is identical in all respects to each other share of the Common Stock.

     Holders of the Common Stock are entitled to one vote per share on each matter properly submitted to stockholders, including the election of directors. Holders of the Common Stock do not have the right to cumulative votes for the election of directors, and they have no preemptive rights with respect to any shares that may be issued. All shares of the Common Stock currently outstanding, and when issued in accordance with the Plan, are or will be fully paid and nonassessable. Holders of the Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available for distribution.

     In the event of any liquidation or dissolution of the Company, the holders of the Common Stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Company and after payment of the liquidation preferences of all outstanding shares of preferred stock, all remaining assets of the Company available for distribution, in cash or in kind.

     PREFERRED STOCK

     Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Board of Directors may, without action of the stockholders of the Company issue from time to time shares of Preferred Stock in one or more series.

     The Board of Directors is authorized to fix, with respect to each series, the voting rights, if any, designations, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued shares of Preferred Stock.

     The Company has no present plans for the issuance of any shares of Preferred Stock. Accordingly, it is not possible to state the actual effect of the issuance of Preferred Stock upon the rights of the holders of the Common Stock until the Board of Directors determines the specific rights of the holders of a series of Preferred Stock. However, such effect might include: (a) restrictions on dividends on the Common Stock if dividends on Preferred Stock have not been paid; (b) dilution of the voting power of the Common Stock to the extent that the Preferred Stock has voting rights; (c) dilution of the equity interest of the Common Stock to the extent that the Preferred Stock is converted into Common Stock; or (d) reduction in the extent to which the Common Stock is entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the Preferred Stock is satisfied. Issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders of the Company.

     ABSENCE OF CUMULATIVE VOTING

     The Company's Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of Directors. Under the Delaware corporation law, stockholders do not have cumulative voting rights unless such rights are specifically provided for in the Amended and Restated Certificate of Incorporation. Without cumulative voting, holders of a majority of the voting shares present at an annual meeting will be able to elect all of the Directors to be elected at that annual meeting, and no persons holding shares or proxies representing less than a majority of the shares present will be able to elect any Director, as they might if cumulative voting were applicable. The absence of cumulative voting is intended to prevent any entity or group which has accumulated a significant minority block of shares from obtaining representation on the Board of Directors of the Company, unless and until such entity or group is able to persuade enough of the remaining stockholders of the Company to vote for its representation so that it controls a majority of the votes.

ITEM 5    INTERESTS OF NAMED EXPERTS AND COUNSEL

     The financial statements of the Company, as of December 31, 1996, 1995 and 1994 and for the years then ended incorporated by reference in this Registration Statement have been so incorporated in reliance on the report of Arthur Andersen LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

ITEM 6 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of a corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter therein.

     Unless ordered by a court, an indemnification can be made by a corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in Delaware law. The indemnification provided by Section 145 of the DGCL includes the right to be paid by the corporation the expenses incurred in defending proceedings in advance of their final disposition. Such advance payment of expenses, however, may be made only upon delivery to the corporation by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified.

     The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred by
Section 145 of the DGCL is not exclusive of any other right which any person may have or acquire under any statute, provision of the certificate of incorporation or bylaws, or otherwise. In addition, Section 145 of the DGCL authorizes a corporation to maintain insurance, at its expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     The Company's Bylaws and Amended and Restated Certificate of Incorporation authorize the Company to indemnify officers, directors and certain individuals associated with the Company. In general, Article VII of the Company's Bylaws and Article VIII of the Company's Amended and Restated Certificate of Incorporation authorize the Company to indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, trustee, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, association, partnership, venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, and any appeal therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

ITEM 7 EXEMPTION FROM REGISTRATION CLAIMED

     This Item is not applicable to the securities to be registered hereby.

ITEM 8    EXHIBITS

     The following exhibits are incorporated herein by reference as indicated or filed herewith.

EXHIBIT NO.    DESCRIPTION

4.1. Management Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-4 (No. 333-24001) (the "S-4")).

4.2.           Stockholders' Agreement (incorporated by reference to
               Exhibit 10.7 to the S-4).


4.3. Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the S-4).

4.4.           Bylaws of the Company (incorporated by reference to Exhibit
               3.2 to the S-4).

5. Opinion of Day, Berry & Howard as to the legality of the securities registered hereby, including consent of such counsel.

23.1.          Consent of Arthur Andersen LLP.

23.2.          Consent of Day, Berry & Howard (See Exhibit 5).

24.            Power of attorney (See signature page).

ITEM 9 UNDERTAKINGS

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication to such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Meriden, State of Connecticut, on November 24, 1997.

                                   Packard BioScience Company


                                   By: /S/ EMERY G. OLCOTT
                                   Name: Emery G. Olcott
                                   Title: Chairman, Chief Executive Officer
                                   and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby constitutes Emery G. Olcott and Ben D. Kaplan and each of them singly, such person's true and lawful attorneys, with full power to them and each of them to sign for such person and in such person's name and capacity indicated below any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorneys to any and all such amendments.


     SIGNATURE           TITLE                                DATE

/S/ EMERY G. OLCOTT      Chairman, Chief Executive Officer &  November 24, 1997
Emery G. Olcott          President
                         (Principal Executive Officer)


/S/ BEN D. KAPLAN        Chief Financial Officer              November 21, 1997
Ben D. Kaplan            (Principal Financial Officer)



/S/ DAVID M. DEAN        Corporate Controller                 November 21, 1997
David M. Dean


/S/ RICHARD T. MCKERNAN  Director                             November 24, 1997
Richard T. McKernan


/S/ GEORGE SERRANO       Director                             November 21, 1997
George Serrano


/S/ ROBERT F. END        Director                             November 24, 1997
Robert F. End


/S/ BRADLEY J. HOECKER   Director                             November 24, 1997
Bradley J. Hoecker


/S/ STEPHEN M. MCLEAN    Director                             November 24, 1997
Stephen M. McLean


/S/ ALEXIS P. MICHAS     Director                             November 24, 1997
Alexis P. Michas


                               INDEX OF EXHIBITS

EXHIBIT                     DESCRIPTION OF EXHIBITS
NUMBER

5 Opinion of Day, Berry & Howard as to the legality of the securities offered hereby, including consent of such counsel

23.1      Consent of Arthur Andersen LLP

23.2      Consent of Day, Berry & Howard (See Exhibit 5)

24        Power of Attorney (See Signature Page)